Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), made and entered into this 24th day of August, 2021 (the “Effective Date”), by and between Ziopharm Oncology, Inc. (the “Company”), and Kevin S. Boyle, Sr. (“Executive”).

WHEREAS, the Company wishes to employ Executive as its Chief Executive Officer (“CEO”); and

WHEREAS, Executive and the Company desire to enter into an employment agreement to memorialize the terms and conditions of Executive’s employment.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Title; Role; Duties.

(a) Subject to the terms and conditions of this Agreement, the Company shall employ Executive as its CEO reporting to the Company’s Board of Directors (the “Board”), beginning on the Commencement Date (as defined below). Executive accepts such employment upon the terms and conditions set forth herein. Executive agrees to perform, to the best of Executive’s ability, the duties and responsibilities that are customary for such position, as well as, in the Board’s reasonable discretion, any such other duties and responsibilities customarily associated with the position of chief executive officer. During Executive’s employment with the Company, Executive shall devote all of Executive’s business time, energies and efforts to the business and affairs of the Company and shall act in conformity with the written policies applicable to Executive that the Company maintains from time to time. Executive shall personally work and provide services primarily in the Company’s office location in Houston, Texas; provided that, Executive shall periodically travel to, and work in, the Company’s office location in Boston, Massachusetts on a reasonable schedule to be mutually agreed upon between Executive and the Board (it being acknowledged and agreed that no such travel shall be required during any period in which Executive reasonably determines that traveling could create health or safety risks for Executive).

(b) Notwithstanding the forgoing, nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including the right to make passive investments in the securities of: (i) any entity that Executive does not control, directly or indirectly, and which business is not competitive with the Company, or (ii) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such publicly held entity. Executive shall not engage in other non-Company related business activities (including board memberships) without the Company’s consent (which consent will not be unreasonably withheld or delayed). Executive may be involved in civic and charitable activities, including sitting on a board or similar managing body of civic or charitable organizations, so long as such membership and activities do not interfere with Executive’s duties to the Company.

(c) On or promptly following the Commencement Date, the Company shall take all steps necessary to elect Executive to the Board. Executive shall continue to hold his seat on the Board for a period not shorter than the period in which Executive is employed as CEO hereunder. Unless otherwise agreed upon in writing by the parties, Executive will automatically be deemed to have resigned from the Board upon the termination of his employment as CEO.

2. Term of Employment.

(a) Term. Subject to the terms hereof, Executive’s at-will employment hereunder shall commence on or before August 30, 2021, or such other date mutually agreed by Executive and the Company (the “Commencement Date”) and shall continue until terminated hereunder by either party.

(b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)	Death. Immediately upon Executive’s death.

(ii)	Termination by the Company.

(A) If, because of Executive’s Disability (as defined below), upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company;

(B) If, because of Executive’s actions constituting Cause (as defined below), after written notice has been provided by the Company to Executive that Executive’s employment is being terminated for Cause, which notice must set forth in reasonable detail the factual basis supporting the alleged Cause condition and Executive has been provided an opportunity to be heard by the Board (with the assistance of Executive’s counsel if Executive so desires), and which termination shall be effective on the later of (x) the end of the applicable cure period and (y) such later date as specified in writing by the Company; provided that, if Executive has cured the circumstances giving rise to Cause, then such termination shall not be effective; or

(C) If by the Company for reasons other than Disability or Cause, after written notice has been provided by the Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after Executive’s receipt of such notice or such later date as specified in writing by the Company.

(iii)	Termination by Executive.

(A) If, because of the Company’s actions giving rise to Good Reason (as defined below), upon written notice by Executive to the Company that Executive is terminating Executive’s employment for Good Reason, which notice sets forth the factual basis supporting the alleged Good Reason, and which termination shall be effective on the date that the Company’s cure period ends; provided that, if the Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(B) If by Executive without Good Reason, upon written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice; provided that, Executive and the Company may agree upon an earlier effective date.

(c) Definition of Disability. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1)-year period (cumulative or consecutive), because, after accounting for reasonable accommodation (if applicable), Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder (as determined by Executive’s healthcare provider in his, her or its reasonable discretion).

(d) Definition of Cause. As used herein, “Cause” shall mean: (i) Executive’s engagement in illegal conduct, gross misconduct or gross negligence that, in each case, is materially injurious to the Company; (ii) Executive’s gross insubordination with regard to a lawful and reasonable directive by the Board, or material malfeasance or nonfeasance of duty with respect to his duties and responsibilities to the Company; provided that, Cause shall not include nonfeasance due to Executive’s Disability; (iii) Executive’s embezzlement, knowing misappropriation of funds, or fraud, in each case, with respect to the Company in his capacity as an employee of the Company; or (iv) Executive’s material breach of this Agreement or the Confidentiality Agreement (as defined below), or Executive’s material violation of a material provision of the Company’s written code of conduct; provided that, if the circumstance(s) giving rise to Cause in subsection(s) (ii) or (iv) are capable of being cured, Cause shall only exist hereunder if Executive has failed to cure such circumstance(s) within a period of thirty (30) days after the date of receipt of written notice.

(e) Definition of Good Reason. As used herein, “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s written consent: (i) a relocation of Executive’s principal place of employment to a location more than twenty-five (25) miles from Executive’s principal place of employment as of the Commencement Date in Houston, Texas (excluding Executive’s periodic travel to, and work from, the Company’s office location in Boston, Massachusetts in accordance with Section 11(a)); (ii) a diminution in Executive’s title, duties, authority or responsibilities; (iii) in connection with any election of directors to the Board upon the expiration of Executive’s then-current term on the Board, the Company’s failure to nominate Executive for re-election to the Board and to use reasonable efforts to have Executive re-elected; (iv) a reduction in Executive’s compensation (including base salary or annual bonus); or (v) a material breach by the Company of this Agreement or any other written agreement in effect between Executive and the Company; provided that, for Executive to terminate his employment for Good Reason: (A) Executive must provide the Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(e) within thirty (30) days of Executive’s discovery of such circumstance occurring; (B) if such circumstance is capable of being cured, the Company must have failed to cure such circumstance(s)

within a period of fifteen (15) days after the date of receipt of such written notice; and (C) Executive must actually terminate Executive’s employment within fifteen (15) days from the expiration of such cure period. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

3. Compensation.

(a) Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of six hundred thousand dollars ($600,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b) Discretionary Annual Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in a target amount equal to sixty percent (60%) of Executive’s Base Salary. The Board (or an appropriate committee thereof) and Executive shall mutually set annual bonus milestones and goals. The amount of the Annual Bonus shall be determined by the Board (or an appropriate committee thereof), in its reasonable discretion, based on Executive’s achievement of the mutually agreed upon milestones and goals. The Annual Bonus shall be paid to Executive as soon as administratively practicable after the end of, but in no event later than, March 15th of the calendar year immediately following the calendar year in which it was earned. Except as otherwise set forth herein, Executive must be employed by the Company on the final day of the fiscal year in which the Annual Bonus is awarded in order to be eligible to receive such Annual Bonus. The Company shall deduct from the Annual Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. For calendar year 2021, Executive shall be eligible for a prorated portion of the Annual Bonus based on the period from the Commencement Date through December 31, 2021, subject to the terms and conditions described above.

(c) Equity.

(i) Stock Options. Subject to approval by the Board, on the Commencement Date, the Company will grant you an option (the “Option”) to purchase 2,625,000 shares of common stock of the Company, each with an exercise price equal to the fair market value of a share of Company common stock as of the date of grant. The Option will vest quarterly over the term of four (4) years, subject to your continued service with the Company through each relevant vesting date. This Option shall be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Equity Plan”) and the Stock Option Grant Notice and Stock Option Agreement attached hereto as Exhibit A.

(ii) Restricted Stock. Subject to approval by the Board, on the Commencement Date, the Company will grant you 875,000 shares of restricted Company common stock (the “Restricted Stock”). The Restricted Stock shall vest annually over the term of four (4) years, subject to your continued service with the Company through each vesting date.

Upon the termination of your employment, except as otherwise provided herein, the Company shall have a right to reacquire all or any part of the Restricted Stock that has not vested by the date of such termination. Such Restricted Stock grant will be governed by the Equity Plan and the Restricted Stock Grant Notice and Restricted Stock Agreement attached hereto as Exhibit B.

(iii) Executive will be eligible for additional annual equity grants commencing in the first quarter of 2022 in accordance with the Company’s standard practices and upon the terms and conditions approved by the Board.

(d) Signing Bonus. Executive shall receive a signing bonus of fifty-thousand dollars ($50,000), payable in a lump sum within thirty (30) days after the Commencement Date (the “Signing Bonus”). The Company shall deduct all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. Executive agrees to repay the Signing Bonus (net of the deductions and withholdings contemplated in the preceding sentence) in full if, within one (1) year after the Commencement Date, Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason.

(e) Paid Time Off. Executive may take up to twenty (20) business days of paid time off (“PTO”) per year (or any greater number of days offered generally to executives of the Company), to be scheduled to minimize disruption to the Company’s operations, the accrual and use of which shall be subject to the Company paid time off policies and practices as applied to Company senior executives. In addition, Executive shall be entitled to paid holidays and other paid leave in accordance with the Company’s policies and practices as applied to Company senior executives.

(f) Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives, if and when the Company offers such plans and benefits, subject to the terms of each applicable plan. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended or terminated by the Company from time to time in its sole discretion.

(g) Reimbursement of Expenses. The Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business, including all reasonable travel expenses and living expenses while away from home on Company business, in accordance with the Company’s policies with respect thereto as in effect from time to time.

(h) Indemnification. On or around the Commencement Date, Executive and the Company shall execute an Indemnity Agreement in the form attached hereto as Exhibit C.

4. Payments upon Termination.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with the Company and has not yet been paid, any Annual Bonus previously earned by Executive but not yet paid, the cash-out value of any accrued and unused vacation or sick leave (including unused PTO), and the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of the Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b) Termination by the Company for Cause, by Executive without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or death, then the Company shall pay the Accrued Obligations to Executive (or Executive’s estate) promptly following the effective date of such termination, and Executive shall not be eligible for payments or benefits described in Sections 4(c) or 4(d).

(c) Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by action of the Company other than for Cause, Disability or death, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions of Section 4(e):

(i) Severance Payments. Payment in an amount equal to the sum of (A) Executive’s then-current Base Salary and (B) one hundred percent (100%) of Executive’s Annual Bonus, less customary and required taxes and employment-related deductions, payable in a lump sum on the Company’s first payroll date following the date on which the Separation Agreement (as defined below) becomes effective and non-revocable.

(ii) Severance Bonus. Payment of a severance bonus in an amount equal to a pro-rata portion of one hundred percent (100%) of the Annual Bonus for which Executive is eligible for the year in which Executive’s employment is terminated, less customary and required taxes and employment-related deductions, which will be payable in a lump sum at the time other Company executives receive their corresponding annual discretionary bonuses; provided that, no payment shall be made until the date on which the Separation Agreement becomes effective and non-revocable.

(iii) Time-Based Equity Acceleration. Notwithstanding anything to the contrary in the Equity Plan or any award agreement applicable to any outstanding equity incentive awards held by Executive, all of Executive’s time-based equity incentive awards scheduled to vest in the twelve (12)-month period following the termination date shall immediately accelerate (and options will become fully exercisable and restricted shares and any other equity incentive awards will become non-forfeitable) as of the later of (A) the termination date, and (B) the effective date of the Separation Agreement. Additionally, all outstanding vested stock options held by Executive (determined after applying the preceding sentence) shall remain exercisable until the earlier of (x) the date that is three (3) years following the termination of Executive’s employment and (y) the expiration of the applicable option term. Any termination or forfeiture of any unvested portion of such time-based awards that would otherwise occur on the termination date in the absence of this Agreement (and any right of the Company to reacquire all or any part of any restricted shares or other equity awards that have not vested) shall be delayed and shall occur only if the vesting pursuant to this subsection does not occur due to the absence of such Separation Agreement becoming effective. No additional vesting of the time-based awards shall occur during the period between the termination date and the date of accelerated vesting described herein. Except as provided herein, Executive’s time-based equity incentive awards vested pursuant to this Section 4(c) shall remain subject to the terms and conditions of the Equity Plan and applicable award agreements executed by Executive pursuant thereto.

(iv) Performance-Based Equity Acceleration. Notwithstanding anything to the contrary in the Equity Plan or any award agreement applicable to any outstanding equity incentive awards held by Executive, so long as the Separation Agreement becomes effective, all of Executive’s performance-based equity incentive awards shall remain outstanding for the duration of the applicable performance period and eligible vest as if Executive had remained continuously employed by the Company for the duration of such performance period. Additionally, all outstanding vested stock options held by Executive (determined after applying the preceding sentence) shall remain exercisable until the earlier of (x) the date that is three (3) years following the termination of Executive’s employment and (y) the expiration of the applicable option term. Any termination or forfeiture of any unvested portion of such performance-based equity incentive awards that would otherwise occur on the termination date in the absence of this Agreement (and any right of the Company to reacquire all or any part of any performance-based equity incentive awards) shall be delayed and shall occur only if the Separation Agreement does not become effective. Performance-based equity incentive awards vested pursuant to this Section 4(c) shall remain subject to the terms and conditions of the Equity Plan and applicable award agreements executed by Executive pursuant thereto.

(v) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide Executive health insurance coverage at no cost to Executive, until the earlier to occur of (A) twelve (12) months following Executive’s termination date and (B) the date Executive elects to participate in the group health plan of another employer. Subject to the Company’s obligation under COBRA to provide timely notice, Executive shall bear responsibility for applying for COBRA continuation coverage.

The severance payments and benefits described in Section 4(d) shall be in lieu of and not in addition to, the severance payments and benefits described in this Section 4(c). Accordingly, if Executive is eligible for the severance payments and benefits under Section 4(d), Executive shall not be eligible for the severance payments and benefits under this Section 4(c).

(d) Termination by the Company without Cause or by Executive for Good Reason in Connection with a Change of Control. If a Change of Control (as defined in the Equity Plan) occurs, and within a period of ninety (90) days prior to, or eighteen (18) months following, such Change of Control, Executive’s employment is terminated by the Company other than for Cause, Disability or death, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions in Section 4(e):

(i) Severance Payments. Payment in an amount equal to the product of (A) the sum of (x) Executive’s then-current Base Salary and (y) an amount equal to one hundred percent (100%) of Executive’s Annual Bonus to which Executive is entitled for the year in which Executive’s employment terminates, multiplied by (B) two (2), less customary and required taxes and employment-related deductions, payable in a lump sum on the Company’s first payroll date following the date on which the Separation Agreement becomes effective and non-revocable.

(ii) Severance Bonus. Payment of a severance bonus in an amount equal to a pro-rata portion of one hundred percent (100%) of the Annual Bonus for which Executive is eligible for the year in which Executive’s employment is terminated, less customary and required taxes and employment-related deductions, which will be payable in a lump sum at the time other Company executives receive their corresponding annual discretionary bonuses; provided that, no payment shall be made until the date on which the Separation Agreement becomes effective and non-revocable.

(iii) Time-Based Equity Acceleration. Notwithstanding anything to the contrary in the Equity Plan or any award agreement applicable to any outstanding equity incentive awards held by Executive, all of Executive’s time-based equity incentive awards shall immediately accelerate (and options will become fully exercisable and restricted shares and any other equity incentive awards will become non-forfeitable) as of the later of (A) the termination date, and (B) the effective date of the Separation Agreement. Additionally, all outstanding vested stock options held by Executive (determined after applying the preceding sentence) shall remain exercisable until the earlier of (x) the date that is three (3) years following the termination of Executive’s employment and (y) the expiration of the applicable option term. Any termination or forfeiture of any unvested portion of such time-based awards that would otherwise occur on the termination date in the absence of this Agreement (and any right of the Company to reacquire all or any part of any restricted shares or other equity awards that have not vested) shall be delayed and shall occur only if the vesting pursuant to this subsection does not occur due to the absence of such Separation Agreement becoming effective. No additional vesting of the time-based awards shall occur during the period between the termination date and the date of accelerated vesting described herein. Except as provided herein, the time-based awards vested pursuant to this Section 4(d) shall remain subject to the terms and conditions of the Equity Plan and applicable award agreements executed by Executive pursuant thereto.

(iv) Performance-Based Equity Acceleration. Notwithstanding anything to the contrary in the Equity Plan or any award agreement applicable to any outstanding equity incentive awards held by Executive, all of Executive’s performance-based equity incentive awards shall vest as if the applicable target performance goals were achieved as of the later of (A) the termination date, and (B) the effective date of the Separation Agreement. Additionally, all outstanding vested stock options held by Executive (determined after applying the preceding sentence) shall remain exercisable until the earlier of (x) the date that is three (3) years following the termination of Executive’s employment and (y) the expiration of the applicable option term. Any termination or forfeiture of any unvested portion of such performance-based equity incentive awards that would otherwise occur on the termination date in the absence of this Agreement (and any right of the Company to reacquire all or any part of any performance-based equity incentive awards) shall be delayed and shall occur only if the vesting pursuant to this subsection does not occur due to the absence of such Separation Agreement becoming effective. No additional vesting of Executive’s performance-based equity incentive awards shall occur during the period between the termination date and the date of accelerated vesting described herein. Performance-based equity incentive awards vested pursuant to this Section 4(d) shall remain subject to the terms and conditions of the Equity Plan and applicable award agreements executed by Executive pursuant thereto.

(v) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, the Company shall continue to provide Executive medical insurance coverage at no cost to Executive for a period of up to eighteen (18) months. Subject to the Company’s obligation under COBRA to provide timely notice, Executive shall bear responsibility for applying for COBRA continuation coverage.

(e) Execution of Separation Agreement. The Company shall not be obligated to pay Executive severance payments or benefits described in this Section 4 unless Executive has executed (without revocation) and timely returned to the Company a mutually agreed upon separation agreement no later than sixty (60) days following Executive’s separation from service, which shall include a standard release of claims (the “Separation Agreement”); provided that, the Separation Agreement may include a provision to reasonably cooperate on litigation matters (in exchange for reasonable compensation) and/or a mutual non-disparagement provision.

(f) COBRA. If the payment of any COBRA or health insurance premiums by the Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the COBRA premiums paid by the Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If the Company determines in its reasonable discretion that it cannot provide the COBRA benefits described herein under the Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall, in lieu thereof, provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Sections 4(c) and 4(d).

5. Prohibited Competition and Solicitation; Inventions Assignment. In light of the competitive and proprietary aspects of the business of the Company, and as a condition of employment and/or continued employment hereunder, Executive agrees to execute and abide by the Company’s Invention, Non-Disclosure, Non-Solicitation and Non-Competition Agreement in the form attached hereto as Exhibit D (the “Confidentiality Agreement”).

6. Property and Records. Upon the termination of Executive’s employment hereunder, or if the Company otherwise requests, Executive shall: (a) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any Company property that may be in Executive’s possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same; provided, however, that the provisions of this Section 6 will not prohibit (i) retention of any documents relating to Executive’s compensation, benefits from or ongoing obligations to the Company or any of its affiliates, including this Agreement and any exhibits, appendices or attachments, or (ii) copies of any information reasonably required for tax preparation purposes and copies of any contacts, calendars and personal correspondence.

7. Taxation.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be either exempt from or in compliance therewith, so that it shall not cause adverse tax consequences for Executive with respect to Section 409A, and any successor statute, regulation and guidance thereto. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(b) If the payments or benefits set forth in Section 4 constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(b) shall not cause any forfeiture of benefits on Executive’s part but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 that are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(c) It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

(d) All reimbursements that would be considered nonqualified deferred compensation under Section 409A and provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(e) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this Section 7(e), a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then Executive shall determine which method shall be followed; provided that if Executive fails to make such determination within thirty (30) days after the Company has sent Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole and reasonable discretion. The determination as to whether and to what extent payments under this Agreement or otherwise are required to be reduced in accordance with this Section 7(e) shall be made at the Company’s expense by an internationally recognized accounting firm that both Executive and the Company agree upon (the “Accountants”). In the event that any payments under this Agreement or otherwise are required to be reduced as described in this Section 7(e), the adjustment will be made first by reducing the cash severance, if any, due to the Executive pursuant to Sections 4(c) or 4(d), and/or 4(f), as applicable; second, if additional reductions are necessary, by reducing the COBRA continuation benefits due to the Executive under Sections 4(c) or 4(d), as applicable; and third, if additional reductions are still necessary, by eliminating the accelerated vesting of time-based awards, starting with those awards for which the amount required to be taken into account under Section 280G of the Code is the greatest. If there has been any underpayment or overpayment under this Agreement or otherwise as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

8. Conflicting Agreements. The Company respects that Executive may have obligations to prior employers to safeguard and not use their confidential. The Company respects these obligations and expects Executive to honor them. Executive represents that Executive has disclosed and provided copies to the Company of any relevant employment contracts, restrictive covenants or other restrictions to which Executive is a party. Further, the Company expects that Executive has not taken any documents, electronic information, or any other confidential information from any previous employer, and that Executive has returned (or deleted if so instructed) such information. Executive also acknowledges that Executive shall not use in the performance of Executive’s responsibilities for the Company, any proprietary business or technical information, materials or documents of a former employer, or otherwise disclose or use any former employer’s confidential information.

9. Representations and Warranties. By signing this agreement, Executive represents that Executive has not been debarred under Subsection (a) or (b) of Section 306 of the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. 335a); and is not on any FDA clinical investigator enforcement lists (including the (a) Disqualified/Totally Restricted List, (b) Restricted List and (c) Adequate Assurances List).

10. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by express overnight courier service, (c) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, or (d) on the first business day after such notice is sent via electronic mail, in each case, to the following address, as applicable:

If to the Company, addressed to:

Ziopharm Oncology, Inc.

Attention: Legal Department

One First Avenue

#34 Navy Yard Plaza

Boston, MA 02129

Legal@ziopharm.com

If to Executive, addressed to Executive’s most recent physical and electronic address on file with the Company.

11. General.

(a) Modifications; Amendments; Waivers; Consents. The terms of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(b) Assignment. The Company may assign its rights and obligations hereunder to any entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved so long as (i) such entity assumes, and has the financial wherewithal to perform, all obligations of the Company hereunder and (ii) such assignment does not, without Executive’s consent, result in Good Reason. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(c) Governing Law; Jurisdiction; Venue; Jury Waiver. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule. Any legal action permitted by this Agreement to enforce an award or for a claimed breach shall be governed by the laws of the State of Texas and shall be commenced and maintained solely and exclusively in any state or federal court located in Harris County, Texas, and both parties hereby submit to the jurisdiction and venue of any such court.

(d) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(e) Entire Agreement. This Agreement, together with the exhibits and other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(f) Attorneys’ Fees. Within thirty (30) days following receipt of an invoice, the Company shall reimburse Executive for all reasonable attorneys’ fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement (and all exhibits hereto).

* * * * *

Signature Page Follows

This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

KEVIN S. BOYLE, SR.	ZIOPHARM ONCOLOGY, INC.

/s/ Kevin S. Boyle, Sr.	/s/ James Huang
Signature	By: James Huang
Its: Executive Chairman

Exhibit A

Stock Option Grant Notice and Stock Option Agreement

Exhibit B

Restricted Stock Grant Notice and Restricted Stock Agreement

Exhibit C

Indemnity Agreement

Exhibit D

Invention, Non-Disclosure, Non-Solicitation and Non-Competition Agreement